Exhibit 16


                                                                   April 9, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by CD Radio Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated April 9, 1999. We agree with the statements concerning our Firm in such Form 8-K, except that we have no basis to agree or disagree with (1) the third sentence of the third paragraph and (2) the Company's statements regarding Arthur Andersen LLP.

                                            Yours very truly,


                                            PricewaterhouseCoopers LLP